EXHIBIT 99.1

Radius Recycling Reports Third Quarter Fiscal 2025 Financial Results

Significant Improvements Sequentially and Year-Over-Year

Higher Ferrous, Nonferrous and Finished Steel Sales Volumes

Radius Board Declares Quarterly Dividend

PORTLAND, Ore., July 01, 2025 (GLOBE NEWSWIRE) -- Radius Recycling, Inc. (NASDAQ: RDUS) (“Radius” or the “Company”) today reported results for the third quarter of fiscal 2025 ended May 31, 2025.

The Company reported a loss per share from continuing operations of $(0.59) and a net loss of $(16) million in the third quarter of fiscal 2025, a significant improvement compared to ($1.15) and ($33) million, respectively, in the second quarter of fiscal 2025.

Adjusted EBITDA was $22 million in the third quarter, a significant improvement from approximately break-even in the prior quarter. Adjusted loss per share from continuing operations was $(0.39) in the third quarter, compared to ($0.99) in the second quarter.

The biggest drivers of the sequential performance improvement were significantly higher sales volumes for all the Company’s products, stronger nonferrous and finished steel market conditions and prices, and higher auto parts retail sales.

Nonferrous demand was strong in the third quarter, especially in the domestic market, driving average net selling prices up 7% sequentially. Nonferrous sales volumes increased 23%, supported by seasonally higher supply flows and higher yields from the Company’s metal recovery technology investments.

Ferrous sales volumes were 4% higher sequentially, primarily driven by seasonality on supply flows. In a particularly volatile market environment, ferrous average net selling prices were 3% higher sequentially. Domestically, ferrous demand and prices rose in March on mill restocking activity, before decreasing significantly in the remainder of the quarter on macroeconomic uncertainty. Export ferrous market conditions were weaker, as demand was impacted by increased levels of Chinese semi-finished and finished steel exports, compounded by the uncertain macroeconomic environment. The impact of average inventory accounting was approximately neutral in the third quarter of fiscal 2025, similar to the previous quarter.

Finished steel sales volumes increased 15% sequentially, driven primarily by seasonally stronger construction activity amid continued healthy demand in the Company’s Western markets. Rolling mill utilization reached 107%, significantly higher than 88% in the prior quarter, which contributed to improved operating leverage and a sequential expansion in margins. Finished steel average net selling prices increased 4% sequentially.

In the third quarter of fiscal 2025, the Company generated positive operating cash flow of $3 million. Total debt was $454 million at the end of the quarter, and debt, net of cash, was $438 million. Capital expenditures were $10 million in the quarter.

The effective tax rate for the third quarter of fiscal 2025 was a benefit of 2% on a pre-tax loss, primarily a reflection of the Company’s valuation allowance position.

During the third quarter of fiscal 2025, the Company returned capital to shareholders through its 125th consecutive quarterly dividend.

Declaration of Quarterly Dividend
The Board of Directors declared a cash dividend of $0.1875 per common share, payable August 4, 2025 to shareholders of record on July 21, 2025. The Company has paid a dividend every quarter since going public in November 1993.

Pending Merger
As previously announced, on March 13, 2025, the Company, Toyota Tsusho America, Inc. (“TAI”), and TAI Merger Corporation, a wholly-owned subsidiary of TAI (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger as a wholly-owned subsidiary of TAI.

As previously announced, on June 5, 2025, the Company held a special meeting of shareholders, at which the Company’s shareholders approved the proposal to approve the Merger Agreement. The closing of the Merger remains subject to the satisfaction or waiver of customary closing conditions set forth in the Merger Agreement, including the receipt of certain regulatory approvals. Assuming timely satisfaction of necessary closing conditions, the parties to the Merger Agreement expect the Merger to close during the second half of calendar year 2025.

Subsequent Event
As previously reported, on June 20, 2025, the Company and its lenders executed an amendment to the Company’s existing credit agreement, which among other things, reduces the aggregate amount of revolving commitments available from $800 million to $625 million, and provides for certain other modifications.

Earnings Conference Call
As a result of the pending Merger with TAI, the Company will not be holding a third quarter earnings conference call or webcast.

About Radius Recycling, Inc.
Radius is a leading North American recycler of ferrous and nonferrous metals with 53 operating facilities across 25 states, Puerto Rico, and Western Canada. The Company sells its products to U.S. and export customers from its locations on both the East and West Coasts of the U.S., the Southeast, Hawaii, and Puerto Rico. Radius’ integrated operating platform also includes 50 stores operating across the U.S. and Western Canada under its Pick-N-Pull brand which sell serviceable used auto parts from salvaged vehicles and receive over 4 million annual retail visits. The Company’s electric arc furnace and rolling mill located in McMinnville, Oregon is vertically integrated with its Pacific Northwest metals recycling operations and produces rebar, wire rod, and other specialty products that are sold to customers primarily in the Western U.S. and Western Canada. Radius began operations in 1906 in Portland, Oregon, where it remains headquartered.

Summary Results
($ in millions, except per share and per ferrous ton amounts)
	Three Months Ended			Nine Months Ended
	3Q25	2Q25	3Q24	2025	2024
Revenues	$727	$643	$674	$2,026	$1,968
Gross margin (total revenues less cost of goods sold)	$50	$27	$46	$110	$125
Selling, general and administrative expense	$56	$55	$62	$168	$187
Net income (loss)	$(16)	$(33)	$(199)	$(86)	$(250)
Net income (loss) per ferrous ton(5)	$(14)	$(30)	$(178)	$(26)	$(77)
Diluted income (loss) per share from continuing operations attributable to Radius shareholders
Reported	$(0.59)	$(1.15)	$(6.97)	$(3.04)	$(8.82)
Adjusted(1)	$(0.39)	$(0.99)	$(0.59)	$(2.71)	$(2.28)
Adjusted EBITDA(1)	$22	$—	$9	$22	$12
Adjusted EBITDA per ferrous ton(1) (5)	$19	$—	$8	$6	$4
Cash flows from (used in) operating activities	$3	$20	$(1)	$21	$(57)

Ferrous sales volumes (LT, in thousands)(2)	1,137	1,094	1,112	3,337	3,244
Avg. net ferrous sales prices ($/LT)(3)	$341	$330	$350	$336	$361
Nonferrous sales volumes (pounds, in millions)(2) (4)	215	174	183	567	541
Avg. nonferrous sales prices ($/pound)(3) (4)	$1.10	$1.03	$1.04	$1.05	$0.97
Finished steel average net sales price ($/ST)(3)	$787	$756	$817	$773	$827
Finished steel sales volumes (ST, in thousands)	151	131	126	407	369
Rolling mill utilization (%)	107%	88%	88%	92%	88%

LT = Long Ton, which is equivalent to 2,240 pounds
ST = Short Ton, which is equivalent to 2,000 pounds

(1)  See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2)  Ferrous and nonferrous volumes sold externally and delivered to our steel mill for finished steel production.
(3)  Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)  Nonferrous sales volumes and average nonferrous prices excludes platinum group metals (“PGMs”) in catalytic converters.
(5)  May not foot due to rounding.

RADIUS RECYCLING, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS ($ in thousands, except per share amounts) (Unaudited)

	Three Months Ended			Nine Months Ended
	May 31, 2025	February 28, 2025	May 31, 2024	May 31, 2025	May 31, 2024
Revenues	$726,991	$642,508	$673,920	$2,026,036	$1,967,876
Cost of goods sold	677,444	615,011	628,390	1,915,587	1,842,806
Selling, general and administrative expense	56,350	54,943	62,100	167,977	187,362
(Income) from joint ventures	(231)	(188)	(300)	(867)	(1,003)
Goodwill impairment charges	—	—	215,941	—	215,941
Asset impairment charges	256	—	—	440	1,476
Restructuring charges and other exit-related activities	375	1,422	3,275	3,694	6,485
Operating income (loss)	(7,203)	(28,680)	(235,486)	(60,795)	(285,191)
Interest expense	(9,131)	(8,771)	(7,368)	(26,764)	(17,981)
Other income (expense), net	(400)	209	(187)	445	(620)
Income (loss) from continuing operations before income taxes	(16,734)	(37,242)	(243,041)	(87,114)	(303,792)
Income tax (expense) benefit	328	4,277	44,551	814	53,526
Income (loss) from continuing operations	(16,406)	(32,965)	(198,490)	(86,300)	(250,266)
Income (loss) from discontinued operations, net of tax	—	—	(21)	—	(54)
Net income (loss)	(16,406)	(32,965)	(198,511)	(86,300)	(250,320)
Net (income) loss attributable to noncontrolling interests	(558)	(12)	121	(814)	(13)
Net income (loss) attributable to Radius shareholders	$(16,964)	$(32,977)	$(198,390)	$(87,114)	$(250,333)

Net income (loss) per share attributable to Radius shareholders:
Basic:
Income (loss) per share from continuing operations	$(0.59)	$(1.15)	$(6.97)	$(3.04)	$(8.82)
Net income (loss) per share	$(0.59)	$(1.15)	$(6.97)	$(3.04)	$(8.82)
Diluted:
Income (loss) per share from continuing operations	$(0.59)	$(1.15)	$(6.97)	$(3.04)	$(8.82)
Net income (loss) per share	$(0.59)	$(1.15)	$(6.97)	$(3.04)	$(8.82)
Weighted average number of common shares:
Basic	28,700	28,684	28,479	28,652	28,385
Diluted	28,700	28,684	28,479	28,652	28,385
Dividends declared per common share	$0.1875	$0.1875	$0.1875	$0.5625	$0.5625

RADIUS RECYCLING, INC. SELECTED OPERATING STATISTICS (Unaudited)

				YTD
	1Q25	2Q25	3Q25	2025
Total ferrous volumes (LT, in thousands)(1)	1,106	1,094	1,137	3,337
Total nonferrous volumes (pounds, in thousands)(1)(2)	177,255	174,323	215,253	566,831
Ferrous selling prices ($/LT)(3)
Domestic	$331	$353	$377	$355
Foreign	$340	$321	$323	$328
Average	$338	$330	$341	$336
Ferrous sales volume (LT, in thousands)
Domestic	477	468	563	1,508
Foreign	629	626	574	1,829
Total	1,106	1,094	1,137	3,337
Nonferrous average price ($/pound)(2)(3)	$1.02	$1.03	$1.10	$1.05
Cars purchased (in thousands)(4)	56	60	66	182
Auto stores at period end	50	50	50	50
Finished steel average sales price ($/ST)(3)	$775	$756	$787	$773
Sales volume (ST, in thousands)
Rebar	85	85	103	273
Coiled products	39	45	47	131
Merchant bar and other	1	1	1	3
Finished steel products sold	125	131	151	407
Rolling mill utilization(5)	81%	88%	107%	92%

LT = Long Ton, which is equivalent to 2,240 pounds
ST = Short Ton, which is equivalent to 2,000 pounds

(1)  Ferrous and nonferrous volumes sold externally and delivered to our steel mill for finished steel production.
(2)  Excludes PGMs in catalytic converters.
(3)  Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)  Cars purchased by auto parts stores only.
(5)  Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.

RADIUS RECYCLING, INC. SELECTED OPERATING STATISTICS (Unaudited)

					YTD
	1Q24	2Q24	3Q24	4Q24	2024(6)
Total ferrous volumes (LT, in thousands)(1)	1,152	980	1,112	1,249	4,493
Total nonferrous volumes (pounds, in thousands)(1)(2)	181,728	176,477	183,230	206,743	748,178
Ferrous selling prices ($/LT)(3)
Domestic	$342	$391	$341	$323	$349
Foreign	$359	$381	$354	$356	$361
Average	$354	$384	$350	$348	$358
Ferrous sales volume (LT, in thousands)
Domestic	535	483	528	504	2,051
Foreign	617	497	584	744	2,442
Total(6)	1,152	980	1,112	1,249	4,493
Nonferrous average price ($/pound)(2)(3)	$0.91	$0.94	$1.04	$1.08	$1.00
Cars purchased (in thousands)(4)	64	67	64	63	258
Auto stores at period end	50	50	50	50	50
Finished steel average sales price ($/ST)(3)	$831	$832	$817	$795	$818
Sales volume (ST, in thousands)
Rebar	94	83	83	96	357
Coiled products	34	30	42	43	148
Merchant bar and other	1	1	1	1	4
Finished steel products sold	129	114	126	140	509
Rolling mill utilization(5)	95%	81%	88%	97%	90%

LT = Long Ton, which is equivalent to 2,240 pounds
ST = Short Ton, which is equivalent to 2,000 pounds

(1)  Ferrous and nonferrous volumes sold externally and delivered to our steel mill for finished steel production.
(2)  Excludes PGMs in catalytic converters.
(3)  Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)  Cars purchased by auto parts stores only.
(5)  Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.
(6)  May not foot due to rounding.

RADIUS RECYCLING, INC. CONDENSED CONSOLIDATED BALANCE SHEETS ($ in thousands) (Unaudited)

	May 31, 2025	August 31, 2024
Assets
Current assets:
Cash and cash equivalents	$16,214	$5,552
Accounts receivable, net	239,095	258,157
Inventories	272,957	293,932
Other current assets	45,721	51,486
Total current assets	573,987	609,127
Property, plant and equipment, net	640,578	672,192
Operating lease right-of-use assets	129,657	123,546
Goodwill	13,105	13,105
Other assets	114,871	115,799
Total assets	$1,472,198	$1,533,769

Liabilities and Equity
Current liabilities:
Short-term borrowings	$5,403	$5,688
Accounts payable	193,936	202,498
Environmental liabilities	12,993	13,232
Operating lease liabilities	20,680	19,262
Other current liabilities	76,797	75,890
Total current liabilities	309,809	316,570
Long-term debt, net of current maturities	449,010	409,082
Environmental liabilities, net of current portion	51,600	52,417
Operating lease liabilities, net of current maturities	109,827	104,246
Other long-term liabilities	23,839	25,714
Total liabilities	944,085	908,029

Total Radius Recycling, Inc. shareholders' equity	525,609	623,112
Noncontrolling interests	2,504	2,628
Total equity	528,113	625,740
Total liabilities and equity	$1,472,198	$1,533,769

Non-GAAP Financial Measures

This press release contains performance based on adjusted diluted earnings per share from continuing operations attributable to Radius shareholders, adjusted EBITDA, adjusted EBITDA per ferrous ton, and adjusted selling, general, and administrative expense, which are non-GAAP financial measures as defined under SEC rules. As required by SEC rules, the Company has provided a reconciliation of these measures for each period discussed to the most directly comparable U.S. GAAP measure. Management believes that providing these non-GAAP financial measures adds a meaningful presentation of our results from business operations excluding restructuring charges and other exit-related activities, charges for legacy environmental matters (net of recoveries), amortization of capitalized cloud computing implementation costs, goodwill and other asset impairment charges, business development costs not related to ongoing operations including pre-acquisition and merger expenses, and the income tax benefit allocated to these adjustments, items which are not related to underlying business operational performance, and improves the period-to-period comparability of our results from business operations. We believe that presenting debt, net of cash is useful to investors as a measure of our leverage, as cash and cash equivalents can be used, among other things, to repay indebtedness. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Reconciliation of adjusted diluted earnings (loss) per share from continuing operations attributable to Radius shareholders
($ per share)	Three Months Ended			Nine Months Ended
	3Q25	2Q25	3Q24	2025	2024
As reported	$(0.59)	$(1.15)	$(6.97)	$(3.04)	$(8.82)
Business development costs, per share	0.18	0.09	—	0.26	0.01
Restructuring charges and other exit-related activities, per share	0.01	0.05	0.11	0.13	0.23
Other asset impairment charges, per share	0.01	—	—	0.02	0.07
Charges (recoveries) for legacy environmental matters, net, per share(1)	—	(0.01)	0.01	(0.08)	0.03
Goodwill impairment charges, per share	—	—	7.58	—	7.61
Income tax expense (benefit) allocated to adjustments, per share(3)	—	0.03	(1.34)	—	(1.40)
Adjusted(4)	$(0.39)	$(0.99)	$(0.59)	$(2.71)	$(2.28)

Reconciliation of adjusted EBITDA and adjusted EBITDA per ferrous ton
($ in millions)	Three Months Ended			Nine Months Ended
	3Q25	2Q25	3Q24	2025	2024
Net income (loss)	$(16)	$(33)	$(199)	$(86)	$(250)
Plus interest expense	9	9	7	27	18
Plus income tax expense (benefit)	—	(4)	(45)	(1)	(54)
Plus depreciation and amortization	24	24	24	72	72
Plus business development costs	5	3	—	8	—
Plus restructuring charges and other exit-related activities	—	1	3	4	6
Plus other asset impairment charges	—	—	—	—	2
Plus charges (recoveries) for legacy environmental matters, net(1)	—	—	—	(2)	1
Plus amortization of cloud computing software costs(2)	—	—	—	1	1
Plus goodwill impairment charges	—	—	216	—	216
Adjusted EBITDA(4)	$22	$—	$9	$22	$12

Ferrous sales volume (LT, in thousands)	1,137	1,094	1,112	3,337	3,244
Adjusted EBITDA per ferrous ton sold ($/LT)	$19	$—	$8	$6	$4

Reconciliation of Adjusted selling, general and administrative expense:
($ in millions)	Three Months Ended			Nine Months Ended
	3Q25	2Q25	3Q24	2025	2024
As reported	$56	$55	$62	$168	$187
Business development costs	(5)	(3)	—	(8)	—
(Charges) recoveries for legacy environmental matters, net(1)	—	—	—	2	(1)
Adjusted(4)	$51	$53	$62	$163	$186

Reconciliation of debt, net of cash
($ in thousands)
	May 31, 2025	February 28, 2025	May 31, 2024
Short-term borrowings	$5,403	$5,480	$5,734
Long-term debt, net of current maturities	449,010	424,424	405,514
Total debt	454,413	429,904	411,248
Less: cash and cash equivalents	16,214	5,437	25,189
Total debt, net of cash	$438,199	$424,467	$386,059

LT = Long Ton, which is equivalent to 2,240 pounds

(1)  Legal and environmental charges, net of recoveries, for legacy environmental matters including those related to the Portland Harbor Superfund site and to other legacy environmental loss contingencies.
(2)  Amortization of cloud computing software costs consists of expense recognized in cost of goods sold and selling, general, and administrative expense resulting from amortization of capitalized implementation costs for cloud computing IT systems. This expense is not included in depreciation and amortization.
(3)  Income tax allocated to the aggregate adjustments reconciling reported and adjusted diluted (loss) earnings per share from continuing operations attributable to Radius shareholders is determined based on a tax provision calculated with and without the adjustments.
(4)  May not foot due to rounding.

Forward-Looking Statements

Statements and information included in this press release by Radius Recycling, Inc. that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references in this press release to “we,” “our,” “us,” “the Company,” “Radius Recycling,” and “Radius” refer to Radius Recycling, Inc. and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs, and strategies regarding the future, which may include statements regarding our proposed Merger with TAI, a U.S. subsidiary of Toyota Tsusho Corporation; the impact of equipment upgrades, equipment failures, and facility damage on production, including timing of repairs and resumption of operations; the realization of insurance recoveries; the Company’s outlook, growth initiatives, or expected results or objectives, including pricing, margins, volumes, and profitability; completion of acquisitions and integration of acquired businesses; the progression and impact of investments in processing and manufacturing technology improvements and information technology systems; the impact of sanctions and tariffs, quotas, and other trade actions and import restrictions; the impacts of supply chain disruptions, inflation, and rising interest rates; liquidity positions; our ability to generate cash from continuing operations; trends, cyclicality, and changes in the markets we sell into; strategic direction or goals; targets; changes to manufacturing and production processes; the realization of deferred tax assets; planned capital expenditures; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions, and credits; the impact of pandemics, epidemics, or other public health emergencies; the impact of labor shortages or increased labor costs; obligations under our retirement plans; benefits, savings, or additional costs from business realignment, cost containment, and productivity improvement programs; the potential impact of adopting new accounting pronouncements; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “outlook,” “target,” “aim,” “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “will,” “should,” “could,” “opinions,” “forecasts,” “projects,” “plans,” “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases, presentations, and on public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” of Part I of our most recent Annual Report on Form 10-K as supplemented by our Quarterly Report on Form 10-Q. Examples of these risks include: the completion of the Merger is subject to various risks and uncertainties related to, among other things, its terms, timing, structure, benefits, costs and completion; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the disruption of management’s attention from the Company’s ongoing business operations due to the Merger; the effect of the announcement of the Merger on the Company’s relationships with its customers, third-party suppliers, industrial vendors and other third parties, as well as its operating results and business generally; the potential difficulties in employee retention as a result of the Merger; the Merger Agreement may be terminated in circumstances that may require the Company to pay TAI a termination fee; the fact that, if the Merger is completed, shareholders will forgo the opportunity to realize the potential long-term value of the successful execution of the Company’s current strategy as an independent company; required approvals to complete the Merger by our shareholders and the receipt of certain regulatory approvals, to the extent required, and the timing and conditions for such approvals; the stock price of the Company may decline significantly if the merger is not completed; the possibility that TAI could, at a later date, engage in unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of the Company’s assets to one or more purchasers, that could conceivably produce a higher aggregate value than that available to shareholders in the Merger; the inability to consummate the Merger within the anticipated time period, or at all, due to any reason, including the failure to satisfy the closing conditions to the Merger; potential environmental cleanup costs related to the Portland Harbor Superfund site or other locations; the impact of equipment upgrades, equipment failures, and facility damage on production; failure to realize or delays in realizing expected benefits from capital and other projects, including investments in processing and manufacturing technology improvements and information technology systems; the cyclicality and impact of general economic conditions; the impact of inflation and interest rate and foreign currency fluctuations; changing conditions in global markets including the impact of sanctions and tariffs, quotas, and other trade actions and import restrictions; increases in the relative value of the U.S. dollar; economic and geopolitical instability including as a result of military conflict; volatile supply and demand conditions affecting prices and volumes in the markets for raw materials and other inputs we purchase; significant decreases in recycled metal prices; imbalances in supply and demand conditions in the global steel industry; difficulties associated with acquisitions and integration of acquired businesses; supply chain disruptions; reliance on third-party shipping companies, including with respect to freight rates and the availability of transportation; restrictions on our business and financial covenants under the agreement governing our bank credit facilities; potential limitations on our ability to access capital resources and existing credit facilities; the impact of impairment of goodwill and assets other than goodwill; the impact of pandemics, epidemics, or other public health emergencies; inability to achieve or sustain the benefits from productivity, cost savings, and restructuring initiatives; inability to renew facility leases; customer fulfillment of their contractual obligations; the impact of consolidation in the steel industry; product liability claims; the impact of legal proceedings and legal compliance; the impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of one or more cybersecurity incidents; the impact of increasing attention to environmental, social, and governance matters; translation risks associated with fluctuation in foreign exchange rates; the impact of hedging transactions; inability to obtain or renew business licenses and permits; environmental compliance costs and potential environmental liabilities; increased environmental regulations and enforcement; compliance with climate change and greenhouse gas emission laws and regulations; the impact of labor shortages or increased labor costs; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

Company Contact:

Investor Relations:
Michael Bennett
(503) 323-2811
mcbennett@rdus.com

Public Affairs & Communications:
Eric Potashner
(415) 624-9885
epotashner@rdus.com

Company Info:
www.radiusrecycling.com
ir@rdus.com